Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

AND

CONSULTING AGREEMENT

This Separation Agreement and Release and Consulting Agreement (“Agreement”), dated as of December 1, 2009, is entered into between National CineMedia, Inc., a Delaware corporation, (the “Company”), National CineMedia, LLC, a Delaware limited liability company (“NCM LLC”) and Thomas C. Galley (“Employee”), having an address at 3662 N. Perry Park Road Sedalia, Colorado 80135-8601. Capitalized terms not defined elsewhere in this Agreement shall have the meanings ascribed to such terms in Section 8 below.

Recitals

A. On November 16, 2009, Employee and the Company agreed to a separation plan with respect to Employee’s separation from the Company’s employment effective as of December 1, 2009 and the Company and Employee wish to make certain arrangements with respect to their future relationship.

B. The terms of Employee’s employment are covered by an employment agreement among Employee, the Company and NCM LLC effective February 13, 2007, as amended by a First Amendment to Employment Agreement effective January 1, 2009 (the “Employment Agreement”).

Agreement

In consideration of the mutual promises and agreements hereinafter set forth, the Company, NCM LLC and Employee agree as follows:

1. Termination of Employment; Consulting Services.

(a) Employee’s employment with the Company shall cease effective December 1, 2009 (the “Termination Date”) and the Employment Agreement shall terminate effective as of the Termination Date and shall be of no further force and effect, except as set forth herein in Section 9(c).

(b) For a period subsequent to the Termination Date and terminating on February 27, 2012 (the “Consulting Period”), Employee will consult as reasonably requested from time to time (with Employee making reasonable efforts to accommodate Company’s schedule) with the Company’s executive officers and other employees regarding certain of the activities that Employee from time to time has worked on during his employment and/or other matters relating to business development and other types of activities in which Employee was engaged during his employment by the Company. Employee may accept other employment during the Consulting Period. Employee shall be an independent contractor of the Company and not an employee during the Consulting Period. Employee shall devote such time to his consulting activities as may be required from time to time by the Company (through its senior executives); provided, however, that Employee shall not be required to spend more than 20 hours in any given month engaged in such activities. At or about the beginning of each calendar quarter Employee and the Company will meet to lay out a general plan for the consulting requirements for such quarter.

(c) From and after the Termination Date, Employee shall have no authority to bind the Company or its Affiliates, and Employee shall not attempt to obligate or bind the Company or any of its Affiliates in any way, without the Company’s prior written approval.

2. Payments and Benefits.

(a) Employee acknowledges and agrees that, except as expressly provided in this Agreement, Employee is not entitled to any payments or benefits from the Company or its Affiliates, whether or not arising from the Employment Agreement or any other agreement, written or oral, between Employee and the Company or its Affiliates or under any other policy, plan, program or arrangement.

(b) Provided that Employee executes and delivers this Agreement and the seven-day rescission period referenced in Section 9(n)(ii) has expired without Employee having rescinded this Agreement, and Employee performs the consulting services contemplated in Section 1(b), Employee shall receive payments for the remainder of 2009 just as if he were still an employee of the Company and for the remainder of the term of this Agreement in the amounts and on or about the dates specified on Schedule 2(b) in accordance with the Company’s normal payroll practices.

(c) Provided that Employee executes and delivers this Agreement and the seven-day rescission period referenced in Section 9(n)(ii) has expired without Employee having rescinded this Agreement, and Employee performs the consulting services contemplated in Section 1(b), if and when performance bonuses for 2009 are paid to Company’s executive officers under the Company’s 2009 Performance Bonus Plan (the “2009 Plan”), Employee shall be entitled to receive the Performance Bonus, the Stretch Bonus and the 2009 Raise Deferral Bonus (in each case, as defined in the 2009 Plan) payments that he would have been entitled to if Employee had continued to be employed by the Company on the date in 2010 that such bonus payments, if any, are made in accordance with the terms of the 2009 Plan. Except as provided in this Section 2(c), Employee shall not be entitled to participate in any employee incentive or bonus program, or any commission or other program or plan of compensation, and Employee shall not receive any incentive or bonus, including any discretionary incentive or bonus.

(d) Provided that Employee executes and delivers this Agreement and the seven-day rescission period referenced in Section 9(n)(ii) has expired without Employee having rescinded this Agreement, and Employee performs the consulting services contemplated in Section 1(b), Employee shall vest in such portion of the unvested portion of his outstanding Stock Options and shares of Restricted Stock as set forth on the attached Exhibit A on each scheduled vesting date, subject to (i) Employee’s continuous Service, including Employee’s Service as a consultant to the Company, and (ii) achievement of the specified cumulative “Free Cash Flow” targets, if applicable. Employee’s outstanding Stock Options shall expire at the close of business at Company headquarters on the 90th day after Employee’s Services terminate, including Service as a consultant to the Company. Notwithstanding the foregoing, at any time after June 30, 2010, the Compensation Committee of the Company, in its sole discretion, may determine that the services provided by the Employee pursuant to this Agreement shall no longer constitute “Service” for purposes of vesting of the Stock Options and Restricted Stock and any unvested portions of the Employee’s outstanding Stock Options and shares of Restricted Stock shall terminate as of the date the Compensation Committee makes such determination and Employee’s outstanding Stock Options shall expire at the close of business at Company headquarters on the 90th day after the date of such determination by the Compensation Committee.

(e) Employee is not entitled to, and shall not, receive any pay for accrued but unused sick leave, personal days or vacation days.

(f) Provided that Employee executes and delivers this Agreement and the seven-day rescission period referenced in Section 9(n)(ii) has expired without Employee having rescinded this Agreement, unless prohibited by law, any relevant plan documents or agreements or as otherwise specified in this Agreement, Employee and his eligible covered dependents, if applicable, may continue coverage through June 30, 2011 in all Company health benefit plans in which he/they are currently enrolled and remain eligible. As of the end of the Consulting Period, or earlier if Employee is not eligible to continue coverage under the Company health benefit plans, Employee shall be offered COBRA continuation coverage by the Company. Any and all rights to future benefits under the Company’s retirement and other benefit plans will be governed by applicable law and the appropriate plan documents.

(g) To the extent required by applicable law, or at the Company’s election, as permitted by law, the Company shall withhold the appropriate federal, state and local income and employment taxes, as reasonably determined by the Company, from any amounts or benefits paid under this Agreement. With respect to any other amounts or benefits paid under this Agreement, Employee acknowledges and agrees that such amounts and benefits shall be subject to Internal Revenue Service reporting through a Form 1099, if applicable, issued to Employee and Employee may be required to make quarterly estimated tax payments to satisfy his tax obligations. Payment of such amounts shall be made by Employee without any withholdings or deductions by the Company. Employee agrees that he will be exclusively liable for the payment of any taxes which may be assessed against such amounts or benefits (including compensation realized pursuant to equity awards), as well as any additional payments of interest, penalties, or assessment of attorneys’ fees required by a governmental authority, taxing authority, or court in connection with the payment of such amounts. Employee further agrees to indemnify and hold harmless the Company from any liability (including attorneys’ fees), penalties or interest that may be assessed by any taxing authority or governmental authority with respect to the payment of such amounts. Employee further acknowledges that the Company makes no representations or warranties with respect to the tax treatment by any local, state or federal taxing authority of any payments made under this Agreement.

(h) During the Consulting Period, given Employee’s status as a independent contractor during that period, Employee may not satisfy his tax obligations relating to any shares of Restricted Stock that vest during the Consulting Period by having the Company withhold shares. This includes the Restricted Stock that is scheduled to vest on January 1, 2010. Employee must consult with his own tax advisor to determine how to satisfy his own tax obligations which may include making quarterly estimated tax payments. For purposes of this Agreement, each payment, installment payment, or bi—weekly payment shall be considered a separate payment for purposes of Section 409A.

(i) The Company and Employee intend that compensation provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). To the maximum extent permitted, the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements or applicable exceptions under Section 409A of the Code. However, the Company does not guarantee any particular tax effect for compensation and benefits provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes or interest incurred by Employee on compensation or benefits paid or provided to Employee pursuant to this Agreement. Employee acknowledges that he has relied on his own personal tax advisors, not the Company or its Affiliates, legal counsel or advisors, regarding the tax treatment related to payments and benefits provided under this Agreement.

3. Return of Company Property. Employee shall promptly return to the Company all Company property and Confidential Information that is in Employee’s possession, including, but not limited to, mobile phone(s), laptop computer(s), documents, contracts, agreements, correspondence, plans, photographs, books, notes, electronically stored data and all copies of the foregoing.

4. Cessation of Participation in Benefit Plans. Except as otherwise provided in this Agreement in Section 2, Employee shall cease to be eligible to, and shall not participate in, any of the Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, pension plans, deferred income plans, vacation and paid time off leave, sick leave, short or long term disability insurance, life insurance, personal accident insurance, or any other employee benefit offered by the Company. If the plan documents for a particular benefit plan authorize Employee’s continued participation in the benefit plan through the last day of the month in which the Consulting Period ends, Employee may continue to participate in that benefit plan pursuant to the terms of the plan documents. Notwithstanding any other provision of this Agreement that might be construed to the contrary, Employee shall not be eligible to, and shall not, participate in any Company benefit plan after June 30, 2011. Nothing in this section shall prevent Employee from participating in a COBRA continuation coverage program or any similar state medical and dental insurance continuation coverage program or otherwise from receiving any accrued vested benefits to which he is entitled.

5. Confidentiality. Employee agrees to (i) hold in strictest confidence, (ii) not to use except for the benefit of the Company to fulfill Employee’s employment or consulting obligations, and (iii) not to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, income and cash flow statements, balance sheets, tax returns, other financial, accounting and tax records, corporate records, information pertaining to the Company’s information technology, consulting, communications, computer systems, Internet and intranet systems, hardware, software, system designs and related information, vendor relationships, vendors names and contact information, business operations, marketing methods, advertising contracts, advertising rates and terms, research, product plans, products, consulting services, pricing, terms and conditions of contractual relationships, business operations and plans, promotional and marketing activities, customer relationships, customer lists, account numbers, markets, inventions, processes, formulas, third-party information that the Company is obligated to keep confidential, or other business information disclosed to Employee by the Company, either directly or indirectly in writing, orally or by drawings or observation. Employee further understands that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

Employee agrees and acknowledges that the Company’s Confidential Information constitutes exceptionally valuable trade secrets of the Company that have independent economic value. Employee further acknowledges that it is necessary to protect the Company’s Confidential Information from disclosure in order to protect the trade secrets status and independent economic value of the Confidential Information.

Employee further agrees and acknowledges that Employee shall not use or disclose any Confidential Information at any time and Employee agrees to hold all Confidential Information in strictest confidence, unless Employee is or was specifically authorized to use or disclose such information under the terms of this Agreement or unless Employee is required to do so by law, provided that Employee has first given prompt written notice to the Company of such legal requirement in enough time for it to obtain an appropriate protective order or other remedy to prevent the disclosure of such Confidential Information.

6. Intentionally Omitted.

7. Waiver and Release. Employee hereby irrevocably and unconditionally releases, acquits and discharges the Company, its Affiliates, including NCM LLC, and their predecessors, successors and subsidiaries, and the directors, shareholders, officers, employees and agents of such entities (such Persons and entities hereinafter referred to collectively as “the Releasees”) from any and all claims, liabilities, causes of action, suits, or any right to relief of any nature whatsoever, known or unknown, including, but not limited to, (i) any claim that Employee is the victim of discrimination on the basis of race, sex, age, national origin, religion, disability, sexual orientation or other protected category; (ii) any claim arising from Employee’s employment with the Company; and (iii) any claim which Employee now has or at any time heretofore may have had against any of the Releasees based in whole or in part upon any act or omission occurring on or before the execution date of this Agreement, including, specifically, but not by way of limitation, claims under the Civil Rights Acts of 1866 and 1964, as amended, 42 U.S.C. Sections 1981 and 2000(e) et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12,101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. Sections 201 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the Colorado Anti-Discrimination Act, C.R.S. 24-34-301 et seq. and 24-34-401 et seq.; all other federal, state or local laws, regulations and ordinances; and the right to bring demands, complaints, causes of action, and claims under any other federal, state, local or common law, statute, regulation or decision. This release does not include claims Employee may have for unemployment insurance or workers’ compensation benefits, state disability compensation, or claims for any vested benefits under any Company-sponsored benefit plan, nor does it preclude Employee from filing a lawsuit to challenge the effectiveness of a release of claims under the Age Discrimination in Employment Act pursuant to the Older Workers Benefit Protection Act, or from filing a charge filed with an administrative agency provided that Employee cannot recover any monetary or injunctive relief pursuant to such charge. If the release with respect to any of the foregoing claims is deemed to be invalid, unenforceable, or illegal, then: (x) the court or body of arbitration making such determination shall reduce the effect of the release with respect to such claim to the extent necessary in order to preserve the enforceability of the remainder of the release or eliminate such claims from those subject to such release, and the remainder of the release shall remain in full force and effect; and (y) the Company shall be entitled to require Employee to repay to the Company any pay received under this Agreement. This Agreement shall not in any way be construed as an admission by any Releasee that it, she or he has acted wrongfully or discriminatorily with respect to Employee or any other Person, or that Employee has any legal rights whatsoever against any Releasee.

EXCEPT AS OUTLINED ABOVE, THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE WILL WAIVE ANY RIGHT HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR ANY RELEASEE INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS AGREEMENT.

8. Definitions. The following capitalized terms, when used in this Agreement, have the meanings set forth below:

Affiliate	With respect to a given Person, any Person controlling, controlled by or under common control with such Person; control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

Person	Any individual and any corporation, partnership, joint venture, limited liability company, association, trust or other entity.

Service	Means as defined under the National CineMedia, Inc. 2007 Equity Incentive Plan, as amended.

9. General Provisions.

(a) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person or entity other than the parties and their respective successors and permitted assigns.

(b) Succession and Assignment. This Agreement will be binding upon, and insure to the benefit of, the parties and their respective successors and permitted assigns. Without the prior written consent of all parties, neither party may assign any of his or its rights under this Agreement.

(c) Entire Agreement. Employee acknowledges that no promise, inducement or other agreement not expressly contained in this Agreement has been made conferring any benefit upon Employee; that this Agreement contains the entire agreement between Employee and the Company with respect to Employee’s termination of employment with the Company; and that, with the exception of any referenced benefit plans, written agreements for the assignment of inventions or written confidentiality agreements previously entered into between Employee and the Company, all prior agreements, understandings, oral agreements and writings between Employee and the Company, including the Employment Agreement, are expressly superseded by this Agreement and are of no further force and effect; provided however that Sections 9, 10 and 11 of the Employment Agreement shall survive termination of the Employment Agreement and shall survive until the end of the Consulting Period.

(d) Further Assurances. The parties each agree to take such further actions and to execute and deliver to the other, from time to time at or after the date of this Agreement, such further assignments, certificates, instruments, records or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party to enjoy fully and to exercise fully the rights accorded to and acquired by it under this Agreement.

(e) Notices. All notices, requests, demands, claims, and other communications under this Agreement must be in writing. Any notice, request, demand, claim or other communication under this Agreement will be deemed duly given only if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, or, if to the Company, by telecopy or facsimile, and must be addressed to the intended recipient as follows:

If to the Company, to:	National CineMedia, LLC
9110 East Nichols Avenue, Suite 200
Centennial, Colorado 80112
Attn: Gene Hardy, General Counsel
Fax No.: 303-792-8649

If to Employee, to:	Thomas Galley
3662 N. Perry Park Road
Sedalia, Colorado 80135-8601

Notices will be deemed given and received three days after mailing if sent by certified mail, when delivered if sent by courier, and one business day after receipt of confirmation by person or machine if sent by telecopy or facsimile transmission. Either party may change the address or addresses to which notices, requests, demands, claims and other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth above.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of the provisions of this Agreement.

(h) Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Colorado, United States of America, without considering the effects of conflicts of laws.

(i) Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless it is in writing and is signed by all parties. No waiver by any party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement and will not affect in any way any rights arising by virtue or any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

(j) Severability. Any provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each party shall bear its own expenses and legal fees incurred in conjunction with the negotiation and/or drafting of this Agreement.

(l) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” will mean including without limitation. The parties intend that each representation, warranty and covenant contained in this Agreement will have independent significance. If any party breaches any representation, warranty or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

(m) Specific Performance. The parties acknowledge that the subject matter of this Agreement is unique, and in case of any breach of the provisions of this Agreement by a party, the other party will have, in addition to all other remedies, the right to enforce specific performance of this Agreement in accordance with the arbitration provisions of this Agreement.

(n) Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(i) Employee agrees and acknowledges that he: (1) understands the language used in this Agreement and the Agreement’s legal effect; (2) understands that by signing this Agreement he is giving up the right to sue the Company for age discrimination; (3) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (4) has been advised by the Company to consult with an attorney before signing this Agreement; and (5) was given no less than twenty-one days to consider whether to sign this Agreement.

(ii) For a period of seven days after his execution hereof, Employee may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission via hand delivery or reputable overnight courier to:

Gene Hardy, Esq.

Executive Vice President and General Counsel

National CineMedia, Inc.

9110 E. Nichols Avenue, Suite 200

Centennial, Colorado 80112

If Employee rescinds this Agreement within seven calendar days after the date hereof, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Employee does not rescind this Agreement within seven calendar days after the date hereof, this Agreement shall become final and binding and shall be irrevocable.

10. Acknowledgement. By signing this Agreement, Employee acknowledges that he has had twenty-one (21) days to review this Agreement carefully, and to consult with attorneys or advisors of her choice. Employee understands the terms of this Agreement and the significance of the waivers that he has made, and Employee is signing this Agreement voluntarily and without coercion.

[Signature Page to Follow]

NATIONAL CINEMEDIA, INC.

By:	/s/ Kurt C. Hall
Kurt C. Hall
President and Chief Executive Officer

NATIONAL CINEMEDIA, LLC

By:	/s/ Kurt C. Hall
National CineMedia, Inc., as Managing Member,
Kurt C. Hall
President and Chief Executive Officer

EMPLOYEE

/s/ Thomas C. Galley
Thomas C. Galley

ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF 21-DAY CONSIDERATION PERIOD

I, Thomas C. Galley, understand that I have twenty-one days within which to consider and execute the release provisions contained in the attached Separation Agreement and Release and Consulting Agreement. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Separation Agreement and Release and Consulting Agreement before such twenty-one day period has expired.

December 21, 2009	/s/ Thomas C. Galley
Thomas C. Galley

SEPARATION AGREEMENT AND RELEASE

AND

CONSULTING AGREEMENT

Thomas C. Galley

EXHIBIT A

Pursuant to Section 2(d) of the Agreement, the Company and Employee agree that the following (under the column heading “Unvested Portion of Award – No of Shares/Options) is a complete and accurate list of all outstanding equity awards issued to Employee, determined as of November 16, 2009.

Type of Award	Date of Grant	Award No.	Shares Subject to Award	Unvested Portion of Award – No. of Shares/Options [1]	Max . No. of Shares/ Options that May Vest Under the Agreement	Scheduled Vesting Date
Restricted Stock
	2/13/2007	3	24,165	4,833	4,833	1/1/2010
				4,833	4,833	1/1/2011
				4,833	4,833	1/1/2012
	1/15/2009	48	28,976	28,976	9,562	2/27/2012	[2]
Stock Options [3]
Exercise price $16.35	4/4/2006	3	146,346	29,269	29,269	1/1/2010
				29,269	29,269	1/1/2011
				29,270	29,270	1/1/2012
Exercise price $9.22	1/15/2009	130	86,927	28,976	28,976	1/15/2010
				28,976	28,976	1/15/2011
				28,975	28,975	1/15/2012

[1]	The unvested portion of the award, as determined effective December 1, 2009.
[2]

Except as may be determined by the Compensation Committee pursuant to Section 2(d) of the Agreement and subject to the terms of the 2009 Restricted Stock Agreement, the Restricted Stock shall vest if, and only to the extent that, the Company achieves specified cumulative “Free Cash Flow” targets at the end of the three-year measuring period as set forth in such agreement and shall be subject to the Employee’s continuous Service, including Service as a consultant to the Company.

[3]

Except as may be determined by the Compensation Committee pursuant to Section 2(d) of the Agreement, the options shall expire at the close of business at Company headquarters on the 90th day after the Employee terminates Service, including Service as a consultant to the Company.

SEPARATION AGREEMENT AND RELEASE

AND

CONSULTING AGREEMENT

Thomas C. Galley

Schedule 2(b)

Pay Date	Amount
1/5/2010	$20,370.79
1/19/2010	$20,370.79
2/2/2010	$20,370.79
2/16/2010	$20,370.79
3/2/2010	$20,370.79

$101,853.95

3/16/2010	$10,425.53
3/30/2010	$10,425.53
4/13/2010	$10,425.53
4/27/2010	$10,425.53
5/11/2010	$10,425.53
5/25/2010	$10,425.53
6/8/2010	$10,425.53
6/22/2010	$10,425.53
7/6/2010	$10,425.53
7/20/2010	$10,425.53
8/3/2010	$10,425.53
8/17/2010	$10,425.53
8/31/2010	$10,425.53
9/14/2010	$10,425.53
9/28/2010	$10,425.53
10/12/2010	$10,425.53
10/26/2010	$10,425.53
11/9/2010	$10,425.53
11/23/2010	$10,425.53
12/7/2010	$10,425.53
12/21/2010	$10,425.53

$218,936.13

1/4/2011	$10,425.53
1/18/2011	$10,425.53
2/1/2011	$10,425.53
2/15/2011	$10,425.53
3/1/2011	$10,425.53

Pay Date	Amount
3/15/2011	$10,425.53
3/29/2011	$10,425.53
4/12/2011	$10,425.53
4/26/2011	$10,425.53
5/10/2011	$10,425.53
5/24/2011	$10,425.53
6/7/2011	$10,425.53
6/21/2011	$10,425.53
7/5/2011	$10,425.53
7/19/2011	$10,425.53
8/2/2011	$10,425.53
8/16/2011	$10,425.53
8/30/2011	$10,425.53
9/13/2011	$10,425.53
9/27/2011	$10,425.53
10/11/2011	$10,425.53
10/25/2011	$10,425.53
11/8/2011	$10,425.53
11/22/2011	$10,425.53
12/6/2011	$10,425.53
12/20/2011	$10,425.53

$271,063.78

3/15/2010 - 12/20/2011	$489,999.91

Total	$591,853.86